Exhibit 4.56

Equity Purchase Agreement

Regarding:

Target Company

between

Shanghai Jieying Auto Retail Co., Ltd. as the Buyer

and

each Seller set out in the preamble section

as the Sellers

Date【】

1

1 Interpretation		4

1.1	Definition	4
1.2	Responsibilities and obligations	4
1.3	Other terminology	4

2 The Target company		4

3 Equity Transfer and capital increase		5

3.1	Equity transfer	5
3.2	Capital increase	5
3.3	Percentage of shareholding	5
3.4	Change in business registration	6

4 consideration and Arrangement of Payment		6

4.1	Consideration	6
4.2	Arrangement of share issuance	7
4.3	Agreement on performance	7

5 Conditions precedent		8

5.1	Conditions	8
5.2	Satisfaction or waiver of Conditions Precedent	9

6 Undertakings before CLOSING		10

6.1	Business activities	10
6.2	Restrictions	10
6.3	Restrictions on the Sellers	11

7 CLOSING		12

7.1	Time of Closing	12
7.2	Obligations of Closing	12
7.3	Default of Closing obligations	13

8 Obligations after CLOSING		14

8.1	Operation and management of the Target Company	14
8.2	Continuous services	16
8.3	Cancellation of the Original Company	16
8.4	Shares and equities	16
8.5	Use of the trade name and Intellectual Property Rights	16
8.6	Registration and transfer of Intellectual Property Rights	17

9 UndertakingS		17

9.1	Undertakings of the Sellers	17
9.2	Undertakings of the Buyer	18
9.3	Liability for breach	18

10 INDEMNIFICATION		19

10.1	General provisions	19

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10.2	Legal fees	19
10.3	Collaboration	19

11 Share of transaction fees and taxes		19

11.1	Share of costs for the establishment of the Target Company	19
11.2	Share of costs for due diligence	20
11.3	Share of taxes	20
11.4	Return of advances	20

12 NoN-COMPETITION		21

12.1	Non-competition obligations	21
12.2	Liability to indemnify	21

13 Confidentiality		22

13.1	Announcement	22
13.2	Obligation of confidentiality	22

14 Miscellaneous		23

14.1	Obligations of collaboration	23
14.2	Entire Agreement	23
14.3	No transfer	23
14.4	Waiver	23
14.5	Entry into force, modification, cancellation and termination	23
14.6	Third-party rights	24
14.7	Notice	25
14.8	Invalidity	25
14.9	Resolution of disputes	25
14.10	Applicable Laws	26
14.11	Language	26

Appendix I: Definitions		28

Appendix II: List of Employees		31

Appendix III: List of Motor Vehicles		32

Appendix IV: List of Lease Contracts		33

Appendix V: List of Business Contracts (if any)		34

Appendix VI: List of Assets		35

Appendix VII: List of Intellectual Property Rights		36

Appendix VIII: Undertakings of the Sellers		37

Appendix IX: Undertakings of the Buyer		44

Appendix X: Certificates		45

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Equity Purchase Agreement

The Agreement is entered into between

(1)	Shanghai Jieying Auto Retail Co., Ltd., a limited liability company established in Jiading District, Shanghai, the People’s Republic of China, with its registered office at Room 105, Level 1, Building 2, No. 333, Fengrao Road, Jiading District, Shanghai and the legal representative of which is Ji Chen (hereinafter referred to as the “Buyer”);

and

(2)	[ ], Chinese citizen, ID number [ ];
(3)	[ ], Chinese citizen, ID number [ ]

([ ] and [ ] individually referred to as the “Seller” and collectively referred to as the “Sellers”);

the parties agree as followS:

1	Interpretation

In the Agreement, unless the context requires otherwise, the provisions in Article 1 apply to the entire Agreement.

1.1	Definition

The terms in bold set out in the Agreement, including those used in the preamble of this Agreement, shall have the meanings specified in Appendix I (Definitions).

1.2	Responsibilities and obligations
1.2.1	In the Agreement, any reference to the Sellers’ responsibilities and obligations shall be considered that each Seller shall be obliged to ensure that all Sellers shall assume the relevant responsibilities or perform relevant obligations in accordance with the terms and conditions set out in the Agreement.
1.3	Other terminology
1.3.1	In the Agreement, “include/includes/including” shall be deemed as “include/includes/including but not limited to”.
1.3.2	In the Agreement, “as of” shall be deemed to include the date and time as referred.
2	The Target company
2.1	The Buyer and the Sellers hereby agree that, upon entering into the Agreement, the Sellers shall proceed to establish a limited liability company (the “Target Company”) in [ ], [ ] Province immediately, in which the amount of paid-in capital and percentage of shareholding of each Seller are set out as follows:

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Names of Sellers	Paid-in Capital (RMB)	Percentage of shareholding

	as agreed otherwise by the parties to the Agreement

	as agreed otherwise by the parties to the Agreement

	as agreed otherwise by the parties to the Agreement

Total	as agreed otherwise by the parties to the Agreement	100%

2.2	The name of the Target Company is [ ], whose scope of business is [ ], the legal representative is [ ], and the registered capital will be agreed otherwise by the parties.
3	Equity Transfer and capital increase
3.1	Equity transfer

After the Target Company is established in accordance with the provisions of the Agreement, each Seller will sell to the Buyer in the same proportion of equity held in in the Target Company (the “Target Equity”) according to the specific requirements of relevant provisions of the Agreement and the Buyer will hereby purchase the Target Equity from the Sellers.

3.2	Capital increase

Along with the aforesaid equity transfer, the Buyer shall increase the capital of the Target Company by way of cash contribution. The amount of capital increase shall be three-sevenths (3/7) of the total paid-in capital amount of the Sellers in the Target Company.

3.3	Percentage of shareholding

Upon completion of the equity transfer and capital increase described in this Article 3, the Buyer shall hold seventy percent (70%) of equity in the Target Company. By then, each party will hold the percentage of shareholding in the Target Company as follows:

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Name of Shareholder	Percentage of shareholding

Shanghai Jieying Auto Retail Co., Ltd.	70%

Total	100%

3.4	Change in business registration

The Sellers shall promptly complete the formalities of change in business registration in respect of the equity change of the Target Company as described in this Article 3 with competent Industry and Commerce Authority in cooperation with the Buyer.

4	consideration and Arrangement of Payment
4.1	Consideration
4.1.1	The restricted shares (the “Shares”) issued by the Buyer through its overseas holding company, Renren Auto Group, or its any other effective overseas holding company (the “Listing Entity”) after the Listing to the Sellers or the special purpose company (SPV) established by the Sellers outside the PRC and the other considerations stipulated in the Agreement below constitute the complete consideration for the acquisition of the Target Equity (“Acquisition Consideration”).
4.1.2	The price of the Shares issued to the Sellers is that of the shares when the Listing Entity makes the initial public offerings (“IPO”). The specific number of shares to be issued shall be calculated and determined based on the price of such Shares, and shall be adjusted in accordance with the specific provision under the Agreement and to the operating conditions and performance indicators of the Target Company.
4.1.3	The above Acquisition Consideration is composed of Consideration 1 and Consideration 2, of which, Consideration 1 is calculated as follows: all Net Profits before tax generated from the Target Company before the Listing of the Listing Entity x the percentage of shareholding held by the Buyer in the Target Company; Consideration 2 is calculated as follows: the sum of the Net Profits before tax generated from the Target Company during the Base Period of Business Results × the percentage of shareholding held by the Buyer in the Target Company × 12.
4.1.4	The Acquisition Price related to the acquisition and opening of New Stores by the Target Company is calculated in the same method as above, but the commencing date of the specific performance evaluation period shall be determined by the Board of Directors of the Target Company.

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4.2	Arrangement of share issuance
4.2.1	Upon the Listing of the Listing Entity, the Buyer shall pay the Acquisition Consideration to the Sellers which the Sellers are entitled to receive based on the operating conditions and performance indicators of the Target Company in the specific manner below:
(a)	Consideration 1 shall be paid within thirty (30) days after the completion of the quarterly audit on the Listing;
(b)	Consideration 2 shall be paid to the Sellers within thirty (30) days after the completion of the quarterly audit in every twelve (12) months after the last day of the Base Period of Business Results, and each time of the payment shall be made out of twenty percent (20%) of the total number of shares and the total number of shares shall be distributed in full in five (5) times;
(c)	in the event that the period commencing from the Performance Inclusion Date of the Target Company and ending on the Listing Date covers a full twelve (12) months’ period, and the period commencing from the Performance Inclusion Date of one or more New Stores and ending on the Listing Date is less than twelve (12) months’ period, the Base Period of Business Results of such New Stores and the relevant business results shall be separately accounted for in accordance with the aforesaid paragraph (b) of this Article and the relevant principles of Article 3.1.4 and Article 3.3.4 of the Agreement.
4.2.2	The number of Shares issued by the Listing Entity to each Seller shall be allocated in proportion of equity in the Target Company sold by the corresponding Seller to the Target Equity acquired by the Buyer and shall be issued to each Seller simultaneously.
4.3	Agreement on performance
4.3.1	The Buyer and the Sellers hereby agree to adopt the Net Profits before tax of the Target Company during the Base Period of Business Results as the benchmark; thereafter the Net Profits before tax of the Target Company for every twelve (12) months (“Appraisal Year of Business Results”) shall be maintained at a compound growth rate of one hundred and ten percent (110%) (“Expected Net Profits”). The calculation formula of the Expected Net Profits for any appraisal year of the Target Company is: the business results of the Nth Appraisal Year of Business Results after the Base Period = the Net Profits before tax in the Base Period of Business Results × 110% to the power of (N-1).

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4.3.2	In any Appraisal Year of Business Results thereafter, if the Target Company’s Net Profits for that year exceeds the corresponding Expected Net Profits, the Buyer shall increase the number of Shares issued to the Sellers in the same proportion for the excess as the employee incentives to the Sellers; but the number of additional Shares shall not exceed one-hundred and fifty percent (150%) of the number of Shares that shall be issued to the Sellers for that year.
4.3.3	In any Appraisal Year of Business Results thereafter, if the Target Company’s Net Profits for that year is less than the corresponding Expected Net Profits, the Buyer shall reduce the number of Shares issued to the Sellers in the same proportion for the shorter part, but such reduced issued Shares shall not be less than fifty percent (50%) of the Shares that shall be issued to the Sellers for that year.
4.3.4	When the Target Company opens a New Store or acquires the business of other car dealers, the appraisal method for the New Stores or acquired business will be agreed otherwise by both parties.
5	Conditions precedent
5.1	Conditions

The Buyer and Sellers hereby agree that the following Conditions Precedent must be satisfied or waived before the Closing:

5.1.1	The Buyer shall have completed due diligence on the Target Company and the Buyer is satisfied with the results.
5.1.2	No Government Department shall have issued or enforced any Laws, judgments, orders or bans that will limit or prohibit the completion of the Agreement or Transaction prior to Closing.
5.1.3	Prior to Closing, there shall be no lawsuits or procedures initiated by any third party (including any Government Department) that is pending or potentially seeking to prohibit or limit the completion of the Transaction.
5.1.4	The Sellers shall have completed the following:
(a)	the key employees of the Original Company listed in (ii) section of Appendix II (List of Employees) have all been transferred to the Target Company as new key employees and each has signed a labour contract respectively with the Target Company to the satisfaction of the Buyer and has not submitted resignation or notice of intent of resignation.
(b)	the vehicles listed in Appendix III (List of Motor Vehicles) shall have been transferred to the Target Company;
(c)	in respect of the lease contracts listed in Appendix IV (List of Lease Contracts), the Sellers and/or the Original Company shall have agreed in writing with the relevant lessor and Target Company that the lessee will be changed to the Target Company;

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(d)	in respect of the business contracts listed in Appendix V (List of Business Contracts), the Sellers and/or the Original Company shall have agreed in writing with the relevant parties to the contracts and the Target Company that the rights and obligations of the Sellers and/or the Original Company under the contracts will be transferred to the Target Company;
(e)	all assets of the Original Company (including all cash, equipment and other assets which are not accounted for in the company’s accounts but actually used for its operations, the particulars of which shall be subject to Appendix VI (List of Assets)) shall have been transferred to the Target Company.
(f)	the Target Company shall have completed the corresponding procedure of change in industrial and commerce registration or filing (including but not limited to the Shareholders, directors and the revised articles of incorporation of the Target Company) within thirty (30) days after the Agreement comes into effect, and the amended articles of incorporation and register of members have handed over to the Buyer.
5.1.5	There shall be serious default of the Undertakings of the Sellers and the Sellers have not seriously breached any other obligations under the Agreement.
5.1.6	There have not occurred any Major Adverse Effects.
5.1.7	The Sellers have fully disclosed their external liabilities and the Sellers have provided relevant solutions approved by the Buyer.
5.1.8	The resolution on the Transaction has been passed by the Board of Directors of the Buyer.
5.2	Satisfaction or waiver of Conditions Precedent
5.2.1	The Parties shall make their best efforts to satisfy the aforesaid Conditions Precedent as soon as practicable. The Conditions Precedent described in Article 5.1 (excluding Article 5.1.8) can only be waived by the Buyer. The Conditions Precedent described in Article 5.1.8 can only be waived by the Sellers.
5.2.2	If the Conditions Precedent described in Article 4.1 fail to be satisfied or are not waived within thirty days from the day on which establishment of the Target Company is completed, either the Buyer or Sellers may terminate the Agreement after giving notice to the other Parties in writing. Neither Party has the right to request any indemnification against other Parties for such termination. The provisions set out in Articles 1, 5.2.3, 13 and 14.2 to 14.11 of the Agreement shall remain valid after the termination of the Agreement.

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5.2.3	If the Conditions Precedent described in Article 5.1 have been fully satisfied or waived within thirty days after the day on which the establishment of the Target Company is completed and the Sellers (all Sellers as a Party) or the Buyer refuses to complete the Closing in accordance with the provisions set out in Article 6.3.1. The Defaulting Party shall pay RMB ONE MILLION (1,000,000) to the other party as liquidated damages.
6	Undertakings before CLOSING
6.1	Business activities

The Sellers and the Shareholders shall ensure that during period between the Execution and the Closing, the Target Company:

(a)	shall normally carry out business activities as a continuing business enterprise;
(b)	shall maintain its Existing Businesses, organizational structure, business model and its relationship with customers and other Entities;
(c)	prepare and manage the financial books and records of the Target Company in accordance with the latest Accounting Standards for Enterprises under the Accounting Standards for Enterprises by designating the finance staff in cooperation with the Buyer; and
(d)	allow the Buyer or the third-party intermediary appointed by the Buyer to inspect the information and materials concerning the business, financial, sales and operation of the Target Company during the business hours of the Target Company.
6.2	Restrictions

Without prejudice to the provisions set out in Article 6.1, the Sellers shall ensure that during the period between the Execution of the Agreement and Closing, without the prior written consent of the Buyer, the Target Company shall not:

(a)	enter into an agreement or making a commitment in a cumulative amount of more than RMB10,000 (TEN THOUSAND);
(b)	borrow any money or bear any other debt, except for borrowings or debts arising from normal business activities;
(c)	provide loans or guarantees to external entities;
(d)	enter into, revise or renew any labour contract, or terminate the labour contracts with the key employees in any way, except in emergencies;
(e)	make major adjustments to the organizational structure of the Target Company, except as required by the Buyer;
(f)	increase the remuneration of employees (salaries, subsidies, bonuses, social security or any other form of remunerations) in any manner except for the increase in salary in normal business based on past practice;

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(g)	increase or decrease the registered capital of the Target Company, transfer or pledge the Target Equity in whole or in part to any Entity, or issue any title certificate that gives the holder the right to obtain the equity of the Target Company;
(h)	decide on, execute or pay profits or other distributions to the Sellers or any other Entity;
(i)	take any measure to amend the articles of incorporation of the Target Company, or to merge, split, dissolve or liquidate it;
(j)	in addition to resolutions relating to the Transaction and other matters stipulated in this Agreement, pass any other resolution of general meeting or of the Board of Directors;
(k)	in addition to normal business activities, conduct any transaction or enter into any contract;
(l)	engage in any transaction or enter into any contract with any of the Sellers or their respective Related Parties;
(m)	in addition to the contracts related to normal business activities, revise or terminate any contract that has been entered into by the Target Company;
(n)	refuse to participate in the business cooperation proposed by the Buyer without reasonable grounds;
(o)	cancel or waive any creditor’s right or claim of right of the Target Company against other Entities;
(p)	acquire or invest in any Entity’s assets or equities;
(q)	establish partnership, joint venture or business partnership with any Entity engaged in the same or similar business as the Buyer or the Existing Businesses, whether or not the Entity is principally engaged in such business, including cooperation in respect of business development, sales channels, marketing and government relations, etc.;
(r)	file, settle or withdraw from any litigation, arbitration or other proceedings; and
(s)	enter into any agreement or make any (verbal or written) commitment to engage in any activity which is prohibited by the Agreement or breaches the Agreement.
6.3	Restrictions on the Sellers
6.3.1	During the period between Execution and Closing, the Sellers undertake that (i) if the Sellers receive any request or inquiry (whether or not the request or inquiry is related to a contract the Sellers has entered into) regarding the Existing Businesses made by any customer, the Sellers must notify such request or inquiry to the Target Company, (ii) the Sellers inform the customers or prospective customers that the Existing Businesses are carried out by the Target Company, and the request or inquiry will be handled by the Target Company, and (iii) if appropriate, the Sellers make proper arrangement with the Target Company to facilitate the Target Company’s response to customer’s request or inquiry.
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6.3.2	If the Sellers receive payment from customers during the period between Execution and Closing and the payment is related to the provision of the trading or brokerage services of used motor vehicles of the Existing Businesses after the Base Date, the Sellers shall transfer such payment to the Target Company, or urge the customers to pay to the Target Company directly.
7	CLOSING
7.1	Time of Closing

In the case of satisfaction (or waiver in accordance with Article 5.2.1) of the Conditions Precedent, the Closing shall take place on the fifth (5th) working day from the day on which the last Condition Precedent is satisfied or waived, or on the other date as otherwise agreed by the Sellers and the Buyer in writing.

7.2	Obligations of Closing
7.2.1	Upon Closing, the Sellers and Shareholders shall submit or ensure other parties submit to the Buyer the following documents or certificates and guarantee the authenticity and validity thereof:
(a)	the notice issued by the Industry and Commerce Authority that approves the change in equity;
(b)	the capital contribution certificate supporting the Sellers’ ownership to the Target Equity;
(c)	the capital contribution certificate supporting the purchase of the Target Equity by the Buyer;
(d)	the register of members of the Target Company affixed with the official seal of the Target Company dated the Closing Date, reflecting the Buyer’s ownership of the Target Equity;
(e)	the supporting documents dated the Closing Date and signed by the Sellers, the form and content of which is satisfactory to the Buyer and which proves that each of the Conditions Precedent listed in Article 5.1 has been satisfied;
(f)	the accounts of the Target Company; and
(g)	the full set of seals of the Target Company (including official seal, contract seal, finance seal, legal representative seals (if any)) and other original registration documents and licenses.
7.2.2	On the Closing Date, the Sellers shall ensure that all assets (including motor vehicles) of the Original Company transferred to the Target Company are its own assets and are obtained using its own funds; if there are any asset obtained using funds from the third parties, the Sellers shall notify the Buyer prior to the Closing Date and, with the consent of the Buyer, deal with it in one or more of the following ways:

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(a)	such asset will be excluded from the assets of the Original Company that shall be transferred to the Target Company;
(b)	the Sellers, after repaying the borrowings or advances due to the third party with their own funds, transfer the corresponding asset to the Target Company; or
(c)	after the Buyer has agreed and signed the corresponding written agreement, the Buyer purchases the asset and the relevant consideration will be used to repay the borrowings or advances due to the third party.
7.2.3	In the event that the Sellers fail to disclose to the Buyer truthfully that, among the assets transferred or to be transferred into the Target Company, there is any asset obtained using funds from any third party, the Buyer, once has knowledge of such fact, or claim against the Target Company or the assets of the Target Company through any third party, the Buyer may deem that the Sellers have constituted a major breach of this agreement and has the right to implement the relevant provisions under this agreement concerning false undertaking, default, indemnification and termination.
7.3	Default of Closing obligations
7.3.1	In the event that the Sellers breach any of their obligations relating to Closing as set out in Article 7.2, the Buyer (without prejudice to other remedies it may have, including the right to claim indemnification) has the right to, upon giving notice on or after the Closing Date:
(a)	terminate the Agreement (excluding the provisions under Articles 1, 13 and 14.3 to 14.14), in which case the Parties shall immediately take all necessary measures to cancel any action already taken under Article 7.2;
(b)	proceed with the Closing as far as practical, depending on the circumstances of breach; or
(c)	determine a new Closing Date, in which case the provisions under Articles 7.2 and 7.3 shall apply to the deferred closing.

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8	Obligations after CLOSING
8.1	Operation and management of the Target Company
8.1.1	After the Buyer has collectively formulated the financial system, internal organizational structure, business process and other standardized rules and regulations of the Target Company, the same shall be implemented through resolutions passed with a two-thirds majority at the first Board of Directors of the Target Company; if any modification or supplement is necessary to be made to the aforesaid financial system based on the specific conditions of the Target Company, such modification or supplement shall also be implemented through resolutions passed with a two-thirds majority of the Board of Directors.
8.1.2	The Target Company shall replace its original management system with the SaaS System provided by the Buyer to manage the Target Company’s financial and business operations; the Buyer is to provide the Target Company with the SaaS System as well as corresponding technical support to the Target Company.
8.1.3	After the Closing, the Board of Directors (the “Board of Directors”) of the Target Company shall consist of three (3) directors (“Directors”), of which, one (1) shall be nominated by the Sellers (“Director of Sellers”), and two (2) shall be nominated by the Buyer (“Directors of Buyer”); the Chairman shall be assumed by the Director nominated by the Buyer; both the Buyer and the Sellers shall vote at the Target Company’s general meeting in order to approve the appointment of the directors nominated in accordance with the above principles; each Director has a term of three (3) years and is eligible to be re-elected by reappointment by the original nominating shareholders.
8.1.4	The meetings of the Board of Directors shall be convened and presided over by the Chairman; the resolutions of the Board shall be voted by using a system of one person, one vote. Any valid resolution shall be passed only when all directors are present and two-thirds of the directors vote for it; the Board may also convene the meetings by way of telephone conferences or e-mail communications and execute the resolutions of meetings of the Board of Directors by post.
8.1.5	The Board of Directors has the power to determine major or regulatory matters with regard to the operation and management of the Target Company, including but not limited to the following:
(a)	to approve the appointment or promotion of the General Manager, finance leader, sales leader, procurement leader, and branch manager of the Target Company;
(b)	to approve the borrowing of any external debt by the Target Company;
(c)	to adopt the financial system, internal organization structure, business process, personnel remuneration system and other standardized rules and regulations formulated by the Buyer and provided to the Target Company, and to make appropriate modifications or supplements to the above-mentioned rules and regulations based the actual conditions of the Target Company;
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(d)	to develop a process for the procurement of used cars by the Target Company, including the pricing scope;
(e)	to develop a process for the sale of used cars by the Target Company, including the pricing scope;
(f)	to approve the purchase or sale of other assets other than used cars by the Target Company;
(g)	to approve the identification and use of the Target Company’s trade name and trademark;
(h)	to approve release of advertisements by the Target Company;
(i)	to approve the remuneration, benefits and rewards of employees of the Target Company;
(j)	to approve share of revenue, commissions, shares, bonuses, etc. offered by the Target Company for cooperation with external parties;
(k)	to approve the setup of branches including New Stores by the Target Company;
(l)	to approve the acquisition of other used car stores, businesses or related legal entities by the Target Company;
(m)	to approve the Target Company to carry out businesses than other used car business;
(n)	to approve business transactions between the Target Company and shareholders, their relatives, nominees or other stakeholders;
(o)	to approve the reduction and expansion of store space, or change of address of the Target Company;
(p)	to conduct monthly or quarterly audits on the business results of the General Manager and the Target Company’s management and to pass regulations regarding the treatment;
(q)	to decide on the way of storage and use procedures of all seals of the Target Company;
(r)	to deal with other material matters that have been determined at the Board Meeting or the general meeting.
8.1.6	The role of legal representative of the Target Company shall be performed by the General Manager.
8.1.7	The General Manager of the Target Company shall be appointed by the Board of Directors in accordance with the following provisions:

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(a)	the General Manager (the “General Manager”) of the Target Company is assumed by the Sellers or the person appointed by them, and enters into a labour contract in standard form with the Buyer or with the Target Company according to the direction of the Buyer;
(b)	the General Manager is responsible to the Board of Directors, takes charge of the normal business activities of the Target Company and exercises its duties as stipulated in the articles of incorporation of the Target Company; in addition to the matters to be resolved by the Board of Directors as stipulated in Article 8.1.6 under the Agreement, the Shareholders of the Target Company shall not interfere with the General Manager’s daily management of the Target Company.
8.1.8	The provisions under the articles of incorporation of the Target Company shall be consistent with this Article 8.1; in case of any conflict, all shareholders of the Target Company shall agree to make corresponding amendments to it.
8.2	Continuous services

The Sellers undertake that they will devote their time and efforts to the business development of the Target Company beyond their duties, and will not hold any position in any other company or organization simultaneously without the approval of the Board of Directors, and will not resign on a voluntary basis from the Target Company in the period of five (5) years after the Listing commencing from the Closing Date.

8.3	Cancellation of the Original Company

The Sellers undertake that the Original Company under its control shall begin the formal liquidation procedures within thirty days from the day on which the establishment of the Target Company is completed.

8.4	Shares and equities
8.4.1	Without the written consent of the Buyer, the Sellers shall not transfer the equity interests in the Target Company they hold to any third party, nor shall it pledge, guarantee the equity interest or otherwise imposing any restriction on the same.
8.4.2	The Buyer undertakes that it will not pledge, guarantee the equity interests in the Target Company it holds or otherwise imposing any restriction on the same.
8.5	Use of the trade name and Intellectual Property Rights

Subsequent to the Closing Date, the Target Company will use the wording “Renren Auto Group + [original brand]” as the trade name, and its ownership and trademark registration rights is belong to the Target Company. Commencing from the Closing Date, the Sellers shall, and in accordance with the explicit authorization of the Target Company, ensure that it and any of its Related Parties do not use any Intellectual Property Right, trade name, domain name, registered or unregistered trademarks, logo of the Target Company, or use in any way the name of the Target Company, any abbreviation of the name of the Target Company, or any name or phrase similar to the name of the Target Company.

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8.6	Registration and transfer of Intellectual Property Rights

8.6.1	From the Closing Date until the cancellation of the Original Company, the Sellers and its Original Company shall take further measures and sign all necessary documents at the request of the Buyer, so that the Target Company can legally obtain all the Intellectual Property Rights listed in Appendix VII (List of Intellectual Property Rights). Legal ownership, and assist the Target Company in registering the ownership of Intellectual Property Rights with the competent registration authority of copyright, patent, trademark, domain name, design or other Intellectual Property Rights (the cost shall be borne by the Sellers).

8.6.2	From the Closing Date, the Sellers shall exercise their rights in relation to Intellectual Property Rights only in accordance with the Buyer’s requirements until the Target Company acquires full legal ownership of the Intellectual Property Rights.

8.6.3	The Sellers and the Shareholders agree that the company name and trade name associated with the [original brand] are an integral part of the transferred business and shall be vested in the Target Company. The Sellers and the Original Company shall assist the Target Company in applying for registration of any new trademarks, domain names or other Intellectual Property Rights related to the [original brand], including providing the necessary consent or letter of abstention.

8.6.4	If all of the Target Company’s equity interests held by the Sellers are transferred, or any Seller completely withdraws from the Target Company or resigns from the Target Company, the Buyer and the Target Company agree to assist in transferring the trademark, domain name or other Intellectual Property Rights related to the [original brand] to the Sellers or its Related Parties.

9	UndertakingS

9.1	Undertakings of the Sellers

9.1.1	The Sellers represent and undertake to the Buyer that the statements listed in Appendix VIII (Undertakings of the Sellers) are true and accurate at the time of signing.

9.1.2	The Sellers represent and undertake to the Buyer and the statements listed in Appendix VIII (Undertakings of the Sellers) remain true and accurate on the Closing Date, as if each of the statements is completely restated on the Closing Date.

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9.1.3	The Sellers represent and undertake to the Buyer that the following interested parties do not have any relationship with the Sellers’ capital contribution to the Target Company and the transferred business and assets, or have terminated such relationship:

(a)	the owners of the Original Company (including but not limited to the creditors of the Original Company, product/service providers, etc.);

(b)	the owner of the Sellers (including but not limited to the person who appointed a nominee for the equity, creditors, etc.);

In the event that any third party claims any rights against the Target Company, or against the shareholders or assets of the Target Company, the Sellers shall assume all responsibilities; and indemnify for any loss suffered by the Target Company.

9.1.4	The Sellers represent and undertake to the Buyer that the contribution of the Sellers to the Target Company is actual capital contribution made by it, and that there is no nominee arrangement, neither there is any risks involving any third party claiming any rights or disputes over any equity or property of the Target Company.

9.2	Undertakings of the Buyer

9.2.1	The Buyer undertakes to the Sellers that all the statements listed in Appendix IX (Undertakings of the Buyer) are true and accurate at the time of Signing.

9.2.2	The Buyer further represents and undertakes to the Sellers that the statements listed in Appendix IX (Undertakings of the Buyer) remain true and accurate on the Closing Date, as if each of the statements is completely restated on the Closing Date.

9.3	Liability for breach

9.3.1	Without prejudice to the provisions of Articles 5.2.3 and 7.3.1(a), if any of the Sellers is in breach of the Agreement, the Buyer has the right to terminate or cancel the Agreement. If the Buyer decides not to terminate or cancel the Agreement and the Closing is completed, the Buyer has the right to be indemnified against any loss suffered after the Closing Date as a result of any breach on the part of the Sellers.

9.3.2	If, during the term of the Agreement and without the prior consent of the Buyer, the Sellers enter into any agreement in relation to equity, investment, mergers and acquisitions, pledges and other agreements, which involve major changes in the equity and business of the company, the Buyer has the right to request the Sellers to make compensation of not less than RMB TEN MILLION (RMB10,000,000) (such amount inclusive), and has the right to unilaterally terminate the Agreement, without the need to return the profits generated from the operation of the Target Company to the original Sellers.

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9.3.3	If the Buyer is in breach of the Agreement, the Sellers, as their sole and exclusive remedy, are entitled to be indemnified against any Loss suffered by the Sellers.

10	INDEMNIFICATION

10.1	General provisions

Since from completion of Closing, the Sellers shall be liable unconditionally and jointly to indemnify the Buyer or its Related Parties for any Loss due to the following reasons:

a.	the Sellers or the Original Company is in breach of the representations or undertakings as set out in Appendix VIII (Undertakings of the Sellers);

b.	any Seller is in breach of its undertakings or obligations under the Agreement;

c.	the Target Company is in breach of its undertakings or obligations under the Agreement prior to the Closing.

10.2	Legal fees

For the avoidance of doubt, the Loss referred to in Article 10.1 shall include any legal costs incurred by the Buyer or its Related Parties in response to a claim by a Third Party in relation to the circumstances mentioned in Article 10.1. The Sellers shall pay such legal fees to the Buyer and/or the Buyer’s Related Parties after the Buyer’s request for indemnification, or pay such legal fees directly to the persons such as the lawyer engaged by the Buyer and/or the Buyer’s Related Parties.

10.3	Collaboration

The Sellers and the Shareholders shall cooperate with the Buyer in accordance with the Buyer’s request to deal with matters relating to any claim made by any Third Party as mentioned in Article 10.1.

In the event of a breach of the Agreement by the Sellers or the Shareholders, the Buyer shall ensure that reasonable measures are taken to avoid or mitigate the Loss.

11	Share of transaction fees and taxes

11.1	Share of costs for the establishment of the Target Company

The costs incurred by the Sellers in setting up the Target Company and transferring the assets and business from the Original Company to the Target Company shall be borne by the Target Company. If the Target Company fails to be established successfully or the cooperation under the Agreement fails to be completed, any resultant cost shall be borne by the Sellers.

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11.2	Share of costs for due diligence

11.2.1	The costs incurred by the Buyer in conducting due diligence on the Target Company and its used car business and related assets shall be borne by the Sellers, which shall be paid in advance by the Buyer and returned by the Sellers to the Buyer after listing.

11.2.2	If the Target Company fails to establish a success or the cooperation under the Agreement fails to be completed, the cost shall be borne equally by both parties.

11.3	Share of taxes

11.3.1	Both the Buyer and the Sellers shall bear and pay their respective taxes and fees for the transaction in accordance with relevant laws and regulations.

11.3.2	The Sellers shall bear all taxes and fees related to all events, accruals, or receipts of the Target Company’s obtained, accrued, or received by the Target Company before the Closing Date prior to the Closing Date, unless the tax is paid. A sufficient amount of reserves, provisions for taxes or reserves have been made in the accounts of the Target Company.

11.3.3	Seventy percent (70%) of the total turnover tax generated by the Target Company prior to the listing of the company shall be borne by the Sellers, which shall be paid in advance by the Buyer and be returned to the Buyer by the Sellers after Listing.

11.4	Return of advances

11.4.1	If the Buyer advances any fees or taxes on behalf of the Sellers in accordance with the relevant provisions of Article 11 of the Agreement, the Sellers shall return the full amount to the Buyer after Listing.

11.4.2	The Sellers may return the fees or taxes to the Buyer by way of cash or shares.

11.4.3	If the Sellers elect to pay the Buyer a fee or tax by way of cash, the full amount of cash shall be paid into the Buyer’s designated account within thirty (30) days after the date of its listing.

11.4.4	If the Sellers elects to return the fees or taxes to the Buyer by way of shares, the Buyer shall calculate the number of shares that the Sellers shall return to the Buyer based on the share price at the time of Listing. The Buyer shall inform the Sellers and the Buyer shall fully deduct from the number of shares due to the Sellers at the second time that it issues shares to the Seller

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12	NoN-COMPETITION

12.1	Non-competition obligations

From the effective date of the Agreement, until the date when the Sellers no longer hold any equity in the Target Company, do not hold position with the Target Company and do not constitute a related party of the Listing Entity, no Seller shall, without the prior written consent of the Buyer, and must not allow their respective Related Parties to do the following:

a.	to induce or attempt to induce any customer or prospective customer of the Target Company to terminate its contract or business relationship with the Target Company; or

b.	to (i) induce or attempt to induce any Restricted Employee to terminate his/her employment relationship with the Buyer or its Related Parties (including the Target Company); (ii) induce others to hire any Restricted Employee; or (iii) employ and engage any Restricted Employee as the manager, employee, consultant, independent contractor, or any other position, whether or not such Restricted Employee has violated his labour contract or service contract.

c.	to directly or indirectly engage in any business identical to, similar to or competing with the Target Company’s business;

d.	to directly or indirectly have any interest in any entity that competes with the Target Company or engages in other activities that are detrimental to the interests of the Target Company.

e.	for existing competing business activities, the Sellers or the actual controller of the Original Company shall agree with the Buyer to develop a decision plan and rectify it as soon as possible to the satisfaction of the Buyer.

f.	the Sellers shall devote all efforts and time for the development and operation of the businesses of the Target Company and shall not engage in any other business, whether or not such business is competing with the businesses of the Target Company.

12.2	Liability to indemnify

12.2.1	If the Sellers or its Related Parties violate any of the obligations stipulated in Article 12.1 under the Agreement, the Sellers shall, based on common and joint liability, make the following indemnification to the Buyer: (i) firstly, make one-off indemnification in the amount of RMB TWO HUNDRED AND FIFTY THOUSAND (RMB250,000) to the Buyer, (ii) during the period when the situations of breach of the agreed obligations under Article 12.1 under the Agreement on the part of the Sellers or its Related Parties, make indemnification to the Buyer in the amount of RMB FIFTY THOUSAND (50,000) for each additional day lapsed.

12.2.2	If the actual loss suffered by the Buyer as a result of the breach of the obligations under Article 12.1 of the Agreement on the part of the Sellers or their Related Parties, the Sellers and the Shareholders shall indemnify the Buyer for the actual losses suffered therefrom.

12.2.3	The exercise of any right to claim under this Article 12.2 by the Buyer does not affect the exercise of other rights or remedies (including the application for injunctions).

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13	Confidentiality

13.1	Announcement

Neither the Buyer nor the Sellers may make any announcement or notice regarding the Agreement or the matters covered by the Agreement without the prior written permission of the other Party. This provision does not affect the announcement or notice under the Laws or the rules of a stock exchange on which the shares of any Party or any of its Related Parties are listed, provided that the Party who is obliged to make such announcement or notice shall negotiate with the other Party before performing such obligation where possible.

13.2	Obligation of confidentiality

13.2.1	Each of the parties to the Agreement shall treat any information received or obtained under the Agreement or by reason of the signing of the Agreement (or other agreements entered into hereunder) or in connection with the following as being strictly confidential and may not be disclosed or used:

a.	the terms of the Agreement and other agreements entered into under the Agreement;

b.	negotiations and discussions related to the Agreement (or any such other agreement); or

c.	business activities conducted by one of any Party to the Agreement or by the party or any of its Related Parties.

13.2.2	Article 13.2.1 under the Agreement does not prohibit the disclosure or use of information in the following circumstances:

a.	disclosure or use in accordance with the law or the requirements of any stock exchange on which the shares of any Party are listed;

b.	disclosure or use as required to achieve the rights and interests of any Party to the Agreement under the Agreement;

c.	disclosure or use as required for any legal action or arbitration arising from the Agreement or other agreements entered into pursuant to the Agreement or disclosure to the Tax Authority in respect of the taxation matters of the disclosing party;

d.	disclosure to a professional adviser of any Party to the Agreement, provided that the professional adviser undertakes to comply with the provisions of Article 13.2.1 on such information as if it were a party to the Agreement;

e.	information already known to the public (except for disclosures made in violation of the Agreement);

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f.	the other party has previously agreed in writing to disclose or use; or

g.	information independently developed after Closing.

Prior to the disclosure or use of any information under Articles 13.2.2(a), 13.2.2(b) or 13.2.2(c) of the Agreement, the relevant Party to the Agreement shall promptly notify the other party the requirements for disclosure or use, so that the other party has the opportunity to refute or discuss the timing and content of such disclosure or use.

14	Miscellaneous

14.1	Obligations of collaboration

Each Party shall from time to time and in accordance with the reasonable requests of the other Party, execute necessary relevant documents and take necessary actions in order to complete the transfer of the Target Equity to the Buyer and realize all the interests of the Parties under the Agreement.

14.2	Entire Agreement

The Agreement constitutes the entire agreement between the Parties regarding the matters covered by the Agreement and supersedes any previous, agreement, whether oral or written, between the Parties regarding the matters covered by the Agreement.

14.3	No transfer

Without the prior written consent of the Buyer, the Sellers may not transfer or otherwise transfer any of their rights and obligations under the Agreement, whether in whole or in part.

14.4	Waiver

Any waiver of any provision of the Agreement shall be made in writing and shall not be valid until the signing of the Party entitled to waive the right.

14.5	Entry into force, modification, cancellation and termination

14.5.1	The Agreement shall become effective at the time of signing and shall have effect upon all parties.

14.5.2	Any amendment to the Agreement shall be made in writing and shall only be valid after signing by all parties.

14.5.3	If, due to the reason of the Buyer, the Listing Entity fails to complete the IPO within three (3) years after the Closing is completed, either party has the right to propose to terminate the Agreement.

If the Agreement is terminated, the Target Company shall be liquidated. The Buyer and the Sellers shall distribute the assets of the Target Company according to the proportion of their respective actual capital contributions. If the Buyer provides financial support to the Target Company at a price significantly lower than the market price during the process of controlling the Target Company, the preferential amount shall be paid to the Buyer when the two parties terminate relationship in respect of the cooperation and the equity.

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14.5.4	In the event of any of the following circumstances, the Buyer has the right to terminate the Agreement, in which case the Target Company shall be liquidated. The Buyer and Sellers or their respective heirs and legal representatives shall distribute the assets of the Target Company according to the proportion of their respective actual capital contributions:

a.	death or incapacity of the Sellers;

b.	due to third-party reasons or force majeure, the Listing Entity fails to complete the initial public offering within three (3) years after the Closing is completed;

c.	other reasons as agreed by both parties.

14.5.5	If the Sellers encounter the following circumstances, the Buyer has the right to terminate the Agreement, in which case the Target Company shall be liquidated. The Buyer and the Sellers shall distribute the assets of the Target Company according to their respective actual capital contributions; but the share of assets the Sellers are entitled to shall be first used to indemnify the Buyer against the loss:

d.	there is any significant personal integrity issue with the management of the Sellers or the Target Company;

e.	the Board of Directors of the Target Company determines that the performance of the Target Company is severely not meeting expectations;

f.	the Sellers change the Target Equity due to the pledge, marriage, or inheritance of such equity;

g.	the Sellers are found to be criminally liable by the public security organ, the procuratorate or the court;

h.	the Sellers substantially violate the obligations under the Agreement.

14.6	Third-party rights

Except as otherwise expressly provided in the Agreement, the Agreement does not confer any rights on any Third Party.

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14.7	Notice

14.7.1	Any notice related to the Agreement shall :

a.	made in writing (including in the form of e-mail);

b.	written in Chinese; and

c.	sent by hand, fax, registered mail or courier.

14.7.2	Notices to the Buyer shall be sent to the Buyer at the following address, or to any other person or address notified to the Sellers and the Shareholders from time to time by the Buyer:

[Buyer]

[ ]

E-mail: [ ];

14.7.3	Notices to the Sellers shall be sent to the Sellers’ representative at the following address, or to any other person or address notified by the Sellers’ Representatives from time to time:

E-mail: [●]

14.7.4	Notifications under the Agreement shall become effective immediately upon receipt and shall be deemed to have been served in the following circumstances:

(a)	it will be deemed as served at the time of delivery if sent by hand, registered mail or courier;

(b)	It will be deemed as served after it has been clearly transmitted if sent by facsimile.

14.8	Invalidity

If, pursuant to any Law, all or part of the content of the Agreement is deemed to be illegal, invalid or unenforceable:

a.	the provision or such related parts will be deemed not to constitute the content of the Agreement, and the legality, validity or enforceability of other content of the Agreement will not be affected;

b.	the Sellers and the Buyer shall use their reasonable efforts to agree on a legally valid and enforceable alternative clause, and the content of the alternative clause shall be as close as possible to the original intention of the illegal, invalid or unenforceable clause.

14.9	Resolution of disputes

14.9.1	The Buyer and the Sellers shall endeavor to resolve any dispute (“Dispute”) arising out of or relating to the Agreement through negotiation and in good faith as soon as possible.

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14.9.2	If a Dispute cannot be resolved through negotiation, the dispute shall be submitted to the Beijing-based China International Economic and Trade Arbitration Commission (the “Arbitration Commission”) and settled in arbitration in Beijing in accordance with the then effective arbitration rules. The arbitral award shall be final and binding on each of the Parties. The language of arbitration is to be Chinese, and the supporting documents are to be submitted in Chinese.

14.9.3	The arbitration shall be conducted by three (3) arbitrators. The Buyer shall appoint one arbitrator, the Sellers shall appoint one arbitrator, and the third arbitrator shall be jointly appointed by a named arbitrator appointed by both parties. If the arbitrator appointed by both Parties cannot agree on the candidate for the third arbitrator, the third arbitrator is to be appointed by the chairman of the arbitration commission.

14.10	Applicable Laws

The Agreement and all documents executed under the Agreement shall be governed by and construed in accordance with the Laws of China.

14.11	Language

The Agreement has been drafted in Chinese.

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Agreed and signed on [●]:

Buyer

Authorised Representative

Sellers

【】

【】

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Appendix I: Definitions

“Accounting Standards for Enterprises” means the latest version of Accounting Standards for Enterprises promulgated and revised by the Ministry of Finance of the People’s Republic of China;

“Related Party(ies)” means the other Entities that, for the purposes of any Entity, in control of, is controlled by the Entity, or under common control with it by others. For the purposes of this definition, “control” on any Entity means owning the rights of, directly or indirectly, and actually determining the entity’s business decisions, whether through shareholding or schemes of arrangement or otherwise. The “Agreement” means this equity purchase agreement and all its Appendixes;

“Working Day” means any date which is not a Saturday, Sunday or legal holiday in PRC;

“Closing” means the completion of the Transaction under the Agreement;

“Closing Date” means the date on which the Closing takes place;

“Performance Inclusion Date” means the first day of the next month of the date when the first income of the Target Company is included in the Buyer’s account.

“Net profits” means the net profits arising from the Target Company’s business in the Target Company or the Buyer and its designated companies, of which the amount is based on the management report of the Target Company issued by the Buyer

“Base Period of Business Results” shall be twelve (12) months prior to the listing if the Target Company is being for twelve (12) months from its Performance Inclusion Date to the date of listing; and shall be twelve (12) months following its Performance Inclusion Date if the Target Company is being less than twelve (12) months from its Performance Inclusion Date to the date of listing.

“Conditions Precedent” means the conditions set forth in Clause 5.1; and the “Condition Precedent” means any one of the Conditions Precedent or a certain Condition Precedent (as the context requires);

“Employee(s)” means the key employees and other employees set forth in Appendix II;

“Encumbrance(s)” means claims, guarantees, pledges, mortgages, liens, options, power of sales, usufructs, retentions of title, rights of pre-emption, rights of first refusal or any other types of third party right or security interests or agreements to create any of the foregoing;

“Government Department(s)” means legislative, judicial and administrative authorities and departments of the central government, provincial, municipal or other governments and their branches in the PRC;

“Guarantee(s)” means the guarantee or warranty provided by the Entity of one party for the obligations of other Entity (actual or potential) through the way of guarantees, undertaking indemnity, securities, comfort letters or other guarantees, securities, rights of set-off, undertaking joint liabilities or commitments, whether directly or through counter-indemnity or otherwise;

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“Intellectual Property Rights” means the rights to register, apply for, and apply for registration of trademarks, trade names, domain names, patents, copyrights and all other similar rights and the rights to register, apply for, and apply for registration of such rights;

“Law(s)” means all applicable regulations, laws, administrative regulations, ordinances, decrees, judgments, rules, or orders of Government Department, including, for the avoidance of doubt, Laws in relation to Taxes;

“Liability(ies)” means all types of all liabilities, duties and obligations, whether they are derived from contractual, Laws or other requirements, or existing or future, actual or potential, identified or unidentified, or controversial or non-controversial liabilities, and whether or not they are separate or joint liabilities, or arising based on principal or secured debt; while a “Liability” means any one of the liabilities or a certain liability thereof (as the context requires);

“Loss” includes all damages, losses, Liabilities, costs (including reasonable lawyer fees and expert and consultant fees), charges and fees;

“Major Adverse Effect(s)” means any event or situation that shall or may affect the Target Company’s legal existence, operation management, business license, product registration, business operation, financial position, business reputation or other material aspects (including but not limited to any proceedings, arbitral procedures, tax verification, tax penalties, or any investigation or penalty procedure conducted by other Government Department against the company that may have a material adverse effect on the Target Company);

“Party(ies)” means the combination of the Buyer and the Sellers; the “Party” means any party of such parties or a certain party thereof (as the context requires);

“Entity(ies)” means any individual, company, enterprise, individual entrepreneurs, unincorporated associate, partnership, association, trust or other forms of entity or organization;

“PRC” means the People’s Republic of China (for the purposes of the Agreement, excluding Hong Kong and the Macau Special Administrative Regions of the PRC and Taiwan);

“Industry and Commerce Authority” means the State Administration for Industry and Commerce of the PRC or its subsidiaries;

“Existing Businesses” means all the business activities of the Target Company at the Execution Date, including the purchase and sales of old motor vehicles, as well as the related consulting and brokerage services.

“New Store(s)” means the business that the Target Company establishes or obtains following the Closing Date, with independent entrance, addresses, business systems, lease contracts, and business personnel.

“SaaS System for Used Cars” means the software provided by the Buyer to the Sellers for the management of used car transactions.

“Restricted Employee(s)” means any Employee hired by the Buyer or its Related Parties upon or after the Closing, and the Employee:

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a.	accesses to the trade secrets or other confidential information of the Target Companies; or

b.	participates in discussions related to the Transaction; or

c.	is a key Employee;

“Undertakings of the Sellers” means the undertakings given by the Sellers to the Buyer pursuant to Clause 10.1 and Appendix VIII (Undertakings of the Sellers), and the “Undertaking of the Sellers” means any one of such Undertakings of the Sellers or a certain Undertaking of the Sellers (as the context requires);

“Original Company” means【】and its related parties;

“Execution Date” means the date on which the last Party executed the Agreement;

“Taxes” means all kinds of taxes collected and received by the Tax Authority from any Entity in compliance with applicable Laws (including value added tax, consumption tax, business tax, income tax, stamp duty, and other collected taxes or charges), which include all penalties, charges, costs and interest related thereto.;

“Tax Authority” means the authority or other Government Departments responsible for the collection of Taxes or for the management and/or the collection of Taxes or the implementation of Taxes related thereto as the Laws and regulations require;

“Transaction” means the Buyer's acquisition of the Target Company and any subsidiary arrangements related thereto;

“Transfer of Intellectual Property Rights” is defined in Clause 7.2 of Appendix VIII (Undertakings of the Sellers);

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Appendix II: List of Employees

(i)	List of key employees

(ii)	List of other employees

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Appendix III: List of Motor Vehicles

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Appendix IV: List of Lease Contracts

Address	Lease term	Lessor	Area (square meters)	Annual rental

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Appendix V: List of Business Contracts (if any)

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Appendix VI: List of Assets

Asset types	Brand	Quantity
Computer

Server

Printer

Photocopier

Air conditioner

Television

Office furniture

Office software

Car washer

Servicing equipment

Others

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Appendix VII: List of Intellectual Property Rights

Type	Brief Description	Whether registration has been obtained
Copyright

Patent

Trademark

Trade name

Domain name

Design

Others

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Appendix VIII: Undertakings of the Sellers

1	Provision of information and authenticity

All information provided by the Sellers to the Buyer related to making an investment decision, is true, accurate, complete in all material respects and not misleading.

2	Civil capacity and authority

2.1	Each Seller is a natural person with civil capacity in accordance with the PRC Law.

2.2	The Sellers have full authority to enter into and perform the Agreement, and any other documents proposed pursuant, or related to the Agreement, which executed by the Sellers. The above agreements and documents will constitute a binding obligation to the Sellers in accordance with their respective terms upon the execution thereof.

3	Information about company

3.1	Target Company

a.	The Target Company is a legal person duly established, validly existing and duly operating in accordance with the PRC law;

b.	The copy of articles of association of the Target Company provided by the Sellers to the Buyer is the newest and is true and accurate.

c.	The original and copy of the business license of the Target Company provided by the Sellers to the Buyer is the latest and true;

d.	All registrations, filings, publicities and other procedures submitted or processed by the Target Company to the administrative department for industry and commerce have been submitted or processed on time as the laws require.

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3.2	Target Equity

(a)	The Sellers are the statutory and equity owners of the Target Equity stipulated in Clause 2.1 of the Agreement.

(b)	The Target Equity has been legally and effectively subscribed for and paid in full. There is no any situation or risk that Entity who has or claims to any rights (including capital conversion, issuance, registration, sale or transfer, repurchase and corresponding security interests) to the registered capital of the Target Company in accordance with any options, agreements or other arrangements (including conversion rights and priorities).

(c)	No Encumbrance has been created on any part of the Target Equity.

(d)	No any dispute or potential ownership dispute is involved in the Target Equity.

4	Accounts

4.1	All accounts have been prepared in accordance with the accounting principles and practices of Accounting Standards for Enterprises, based on which the Accounts accurately reflect the financial position, assets and liabilities, and profit and loss of the Target Company as of the date of the accounts.

5	Guarantees

There is no guarantee, pending indemnification or security interest which is still valid that was:

e.	made by the Target Company; or

f.	made in favour of the Target Company.

6	Assets owned or leased

6.1	Property

The Target Company does not own, nor does it have the right to purchase, any real estate or property;

6.2	Lease

a.	Appendix IV (List of Lease Contracts) sets forth all the real estate leased by the Sellers or the Original Company upon the execution (“Leased Property”).

b.	No Encumbrance has been created on any Leased Property.

6.3	Ownership of Motor Vehicles

a.	Appendix III (List of Motor Vehicles for Transfer of Ownership to be Confirmed) sets out all motor vehicles (“Motor Vehicles”) actually controlled by the Sellers or Original Company upon the execution.

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b.	No Encumbrance has been created on the Motor Vehicles.

6.4	Other assets

All assets used by the Sellers other than the Leased Property and assets for disposal or realisation in the normal course of business:

a.	are legally owned by the Sellers which being the equity owners thereof;

b.	are owned or controlled by the Sellers; and

c.	there are not any Encumbrance.

7	Intellectual Property Rights

7.1	The Intellectual Property Rights set out in Annex Ⅶ (List of Intellectual Property Rights) are the entire Transfer of Intellectual Property Rights.

7.2	Transfer of Intellectual Property Rights (or if the pending application, may owned after registration) and all other Intellectual Property Rights derived from Transfer of Intellectual Property Rights or related to Transfer of Intellectual Property Rights are owned solely and legally by the Target Company. No Entity shall own any ownership, joint ownership, exclusive licensing right and any other right over Transfer of Intellectual Property Rights and there is no risk that any Entity will obtain any of the aforesaid rights due to Transfer of Business to the Target Company or the Transaction.

8	Contracts and other agreements

All the business contracts valid on Base Date of Sellers are set out in Annex V (List of Business Contracts).

8.1	Equity joint ventures and other cooperation arrangements

The Target Company is not and has not agreed to be a member of any joint venture, group, partnership or other affiliated organisation (apart from the general accepted industry association where the Target Company has no other liability and obligation other than annual membership fee or membership fee payment).

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8.2	Agreements with Related Party

a.	There is no contract where the Target Company served as a party and any of its Related Parties or Shareholders served as the other party.

b.	The Target Company has not signed any contract with any of its current or former employees, directors or managements, or the Related Party of any of the aforesaid persons or the third parties who have any direct or indirect interest.

8.3	Compliance with agreements

All of the contracts to which the Target Company is a party are valid and binding upon all the parties thereto, and the Target Company and any other party of such contracts have complied with the terms thereto. There is no written notice of termination or proposed termination of such contracts.

9	Employees and Employee Benefits

9.1	Employees and terms of employment

Annex II (List of Employees) (i) contains:

(a)	The names of all the Employees employed by the Target Company at the end of the Working Day before the Execution Date; and

(b)	The salaries, other benefits and consecutive employment terms of all the Employees employed by the Target Company at the end of the Working Day before the Execution Date.

9.2	Termination of employment

a.	The Target Company has not received any written notice of resignation from any Key Employees.

b.	With respect to actual or proposed termination of employment of an Employee or the Target Company or a former employee of the Sellers, the Target Company has not made or agreed to make any payment or provided any benefit to any Employee or former employee of the Target Company or any of the Sellers, or to the family members of any such Employee or former employee

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9.3	Compliance with Labour Law

a.	Regarding all personnel of Target Company, the Target Company has complied with all the applicable Laws in relation to employment, employee benefit and labour issue, including but not limited to labour contracts signed with every employee. The term of the labour contracts signed between the Target Company and its employees are in compliance with requirements of Laws.

b.	There is no circumstance where the Target Company may be required to pay damages or indemnification, be fined, or be required to take remedial measures or be subject to any form of penalties in accordance with any relevant labour Laws. There are no existing, pending and potential claims of any form raised by any of the current of former employees of the Target Company or against the Target Company.

c.	The Target Company has withheld and paid all the social insurance funds, housing funds, payments, benefits and allowances in accordance with applicable Laws and labour contracts.

9.4	Labour disputes

The Target Company does not have any strike, labour conflict, labour dispute, or any dispute or negotiation in relation to demands of claim against the employees of the Target Company or labour union or other organisation on behalf of its employees.

9.5	Bonus and other arrangements in respect of profits

Save for performance-related bonuses, the Target Company does not have any equity incentive, share option, profits sharing, bonus or other incentive arrangements.

10	Abidance by Laws

10.1	Licences and Consents

The Target Company possesses all important licences, permissions, consents, authorizations, certificates and registrations for carrying out the Existing Businesses. All above are currently effective and have abided by the regulations of them in all important aspects. As far as the Sellers know, there is no reason to suspend or revoke any of them.

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10.2	Compliance with Laws

a.	The Target Company has complied with all Laws when carrying out its Existing Businesses.

b.	There is no pending investigation, professional disciplinary procedures or inquiry against the Target Company or any Entity which may attribute its conduct or fault to the Target Company carried out by court, tribunal, arbitrator, government agency or regulator, or an order, adjudication, decision or judgment issued by court, tribunal, arbitrator, government agency or regulator.

c.	The Target Company has not received written notice issued by any court, tribunal, arbitrator, government agency or regulator involving the violation and/or the failure to abide by Laws by the Target Company, or the requirements for its act or omission.

11	Lawsuit

11.1	Whether as a plaintiff, defendant of other party, the Target Company is not involved in any claims, legal procedures, lawsuit, accusation, investigation, inquiry or arbitration (excluding as a plaintiff to recover the debts incurred in its normal business process).

11.2	To the knowledge of the Sellers, there are not any potential claims, legal proceedings, lawsuit, accusations, investigation, inquiry or arbitration against the Target Company.

12	Used Motor Vehicle Transactions

Regarding any used motor vehicles or services sold or provided by the Target Company or the Seller, the Target Company and the Seller have not received any single claim for an amount exceeding RMB100,000 within the 12-month period prior to the Execution Date.

13	Taxes

13.1	The Target Company has duly paid up all taxes when the related taxes are due and the related department requests payment. The Target Company does not and is not expected to be involved in any tax-related disputes.

13.2	The Tax Authority has not investigated or shown its intention to investigate the taxes matters of the Target Company.

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14	Events occurring since the Base Date

14.1	The financial condition of the Target Company has not had Major Adverse Effects since the Base Date.

14.2	The Existing Businesses have been continuously in normal operation without any significant interruption or significant changes in their nature, scope or manner of operation since the Base Date.

14.3	The Target Company has not decided, executed or paid any profit or other allocations to the Sellers or other Entities since the Base Date.

15	Information disclosure

The following information is provided by the Sellers at a responsible manner, and the Sellers had not intentionally provided any false information or deliberately concealed any matters, the results of which would cause the disclosures be materially untrue or inaccurate;

a.	All disclosures in accordance with the Disclosure Letter; and

b.	All information offered to the Buyer and all answers to the questions put forward by the Buyer in its due diligence process.

16	Existence

16.1	The Target Company is legally incorporated and validly existing under the Chinese Laws.

16.2	The Target Company is not bankrupt or is unable to pay the debts payable that are due under the applicable Laws.

16.3	The Target Company does not have any reconciliation or restructuring arrangements with creditors, nor are there any liquidation, bankruptcy or other bankruptcy-related legal procedures against the Target Company. Furthermore, as far as the Sellers know, any events which may cause the occurrence of such legal procedures have never happened before.

16.4	No Entity has taken any measures to exercise security rights regarding assets of the Target Company, and further, no events which may cause the possible exercise of that security right have occurred.

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Appendix IX: Undertakings of the Buyer

17	Authority, Power and Establishment

Being validly existing, the Buyer is a company legally incorporated under the Laws of its location of registration.

2	The Authority to Sign this Agreement

a.	The Buyer has full power and authorization to enter into and perform the Agreement and any other documents signed by the Buyer under or in relation to the Agreement. The above agreement and documents, after being signed and obtained the approval of the PRC’s examining and approving authority (if applicable), shall constitute effective obligations binding to the Buyer pursuant to their respective terms.

b.	The Buyer has obtained or will obtain all necessary company authorizations prior to Closing, authorizing it to fulfil the Agreement and any other documents signed by the Buyer under or in relation to the Agreement.

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Appendix X: Certificates

1	Business license of the Buyer

2	Copy of the ID card of the Seller

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